Exhibit 99.1

TRIO-TECH REPORTS 72% FISCAL 2026 REVENUE GROWTH, DRIVEN BY

CONTINUED AI AND AUTOMOTIVE SEMICONDUCTOR MOMENTUM

Fiscal Year-End Backlog More Than Doubles to $24.2 Million; Expanded Capacity Supports Fiscal 2027 Growth

SINGAPORE and Van Nuys, Calif. – September 24, 2026 – Trio-Tech International (NASDAQ: TRT), a comprehensive provider of semiconductor back-end solutions and a global value-added supplier of electronic equipment, today announced financial results for its fourth quarter and fiscal year ended June 30, 2026.

Trio-Tech International Chairman and CEO S.W. Yong’s Comments:

“Fiscal 2026 marked a significant step forward for Trio-Tech, with total revenue up 72% to $62.6 million and Semiconductor Back-End Solutions revenue nearly doubling to $49 million. Strong demand for semiconductor reliability testing services, including AI-related chip testing, drove growth as customers expanded advanced computing programs and diversified testing activity across Southeast Asia.

“We exited fiscal 2026 with a total backlog of $24.2 million, more than double the $11.0 million at the end of fiscal 2025, providing a strong foundation as we enter fiscal 2027. We are also seeing our semiconductor growth opportunity broaden beyond AI. Our recently announced three-year production burn-in contract with a new global IDM customer represents our second EV semiconductor production burn-in customer and further validates our capabilities in demanding automotive semiconductor applications.

“With a strong balance sheet, significantly expanded capacity in Malaysia, and growing opportunities across AI, high-performance computing, EV and autonomous-vehicle semiconductors, and Industrial Electronics, we believe we are well positioned for continued growth in fiscal 2027 and beyond.”

Fiscal 2026 Fourth Quarter Financial Results

●	Total revenue was $14.9 million, an increase of approximately 40% from $10.7 million in Q4 fiscal 2025.
o	SBS revenue was $12.1 million, an increase of approximately 85% from $6.6 million in the prior-year quarter.
o	IE revenue was $2.8 million, compared with $4.1 million in the prior-year quarter.
●	Gross profit was $2.8 million, or 19% of revenue, compared with $2.6 million, or 25% of revenue, in the prior-year quarter.
●	Total operating expense was $3.0 million, compared with $2.2 million a year ago.
●	Operating loss was $266,000, compared with operating income of $467,000 in Q4 fiscal 2025.

●	Other income was $9,000, compared with other expense of $315,000 in the prior year quarter.
●	Net loss attributable to Trio-Tech common shareholders was $199,000, compared with net income of $183,000 a year ago.
●	Net loss per basic share and diluted share was approximately $0.02, compared with split-adjusted net income of approximately $0.02 per basic and diluted share in the prior-year quarter.

Fiscal 2026 Financial Results

●	Total revenue increased 72% to $62.6 million, compared with $36.5 million in fiscal 2025.
o	SBS revenue increased 99% to $49.0 million, compared with $24.7 million in fiscal 2025.
o	IE revenue increased 15% to $13.6 million, compared to $11.8 million in fiscal 2025.
●	Gross profit was $10.4 million, or 17% of revenue, compared with $9.1 million, or 25% of revenue, in fiscal 2025.
●	Total operating expense was $10.6 million, compared with $8.9 million in fiscal 2025.
●

Operating loss was $204,000, compared with operating income of $254,000 in fiscal 2025. The year-over-year change primarily reflected higher general and administrative expenses associated with increased corporate activity, including the stock split and investor relations and communications initiatives, as well as higher stock-based compensation expense related to the appreciation in the Company’s share price.

●	Other income was $593,000, compared with other expense of $81,000 in fiscal 2025.
●	Net loss attributable to Trio-Tech common shareholders was $34,000, compared with a net loss of $41,000 in fiscal 2025.
●	Net loss per basic and diluted share was $0.00, consistent with fiscal 2025.
●	Total backlog was $24.2 million at June 30, 2026, compared with $11.0 million a year earlier. SBS backlog was approximately $19.8 million and IE backlog was approximately $4.4 million.
●	Net cash provided by operating activities increased to $3.4 million from $0.4 million in fiscal 2025.
●	Cash, cash equivalents, short-term deposits and restricted term deposits totaled approximately $28.5 million, compared with approximately $19.5 million at June 30, 2025.

Outlook

Trio-Tech enters fiscal 2027 with continued demand for semiconductor back-end testing services across AI, high-performance computing and automotive applications, including EV and autonomous-vehicle semiconductors. During fiscal 2026, the Company delivered approximately $6.3 million of the previously announced $14.2 million in burn-in board-related orders, with approximately $7.9 million remaining to be delivered. During the first quarter of fiscal 2027, the Company received an additional purchase order of approximately $1.5 million. This order activity provides increased visibility into demand for the Company’s semiconductor back-end solutions entering fiscal 2027.

The Company also recently announced a three-year production burn-in contract with its second European EV semiconductor customer, with minimum billings of approximately $4.7 million over the term and potential to scale to $6 million, further expanding its presence in automotive semiconductor reliability testing and providing additional multiyear revenue visibility.

The Company’s expanded Malaysian footprint, including approximately 104,000 square feet of additional space in Perai, Penang, provides significant additional capacity to meet growing demand from its North American customer. Trio-Tech anticipates a progressive increase in production volumes beginning in the second quarter of fiscal 2027 as it completes the phased installation of system-level and electrical test capabilities in the expanded facility.

Industrial Electronics also enters fiscal 2027 with encouraging activity. First-quarter bookings to date total approximately $4.6 million, reflecting demand across aerospace, display solutions, and other industrial markets. The Company anticipates year-over-year growth in its IE operations and is pursuing opportunities in new markets, including data center and industrial energy efficiency applications. For example, Trio-Tech is introducing an equipment solution designed to improve the efficiency of cooling towers used in data centers, semiconductor manufacturing facilities, power plants, and other industrial applications, while reducing water and energy consumption and environmental waste.

Trio-Tech remains focused on providing high-quality solutions to its global customer base through operational discipline, demand-driven capital investment and maintaining a strong liquidity position, while continuing to expand its capabilities to support long-term growth and profitability.

About Trio-Tech International

Trio-Tech International (NASDAQ: TRT) is a California-based company operating in the United States, Singapore, Malaysia, Thailand, and China. Founded in 1958, Trio-Tech is a leading provider of semiconductor testing services, manufacturing solutions, and value-added distribution services. The Company’s diversified business segments include semiconductor back-end solutions and industrial electronics. For more information, visit www.triotech.com and www.universalfareast.com.

Forward Looking Statements

This press release contains statements that are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and may contain forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and assumptions regarding future activities and results of operations. In light of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the following factors, among others, could cause actual results to differ materially from those reflected in any forward looking statements made by or on behalf of the Company: market acceptance of Company products and services; the divestiture of one or more business segments in response to, among other factors, changing business conditions or technologies and volatility in the semiconductor industry, which could affect demand for the Company's products and services; the impact of competition; problems with technology; product development schedules; delivery schedules; changes in military or commercial testing specifications which could affect the market for the Company's products and services; difficulties in profitably integrating acquired businesses, if any, into the Company; risks associated with conducting business internationally and especially in Asia, including currency fluctuations and devaluation, currency restrictions, imposition of tariffs, local laws and restrictions and possible social, political and economic instability; changes in U.S. and global financial and equity markets, including market disruptions and significant interest rate fluctuations; trade tension between U.S. and China and other economic, financial and regulatory factors beyond the Company's control. Other than statements of historical fact, all statements made in this release are forward looking, including, but not limited to, statements regarding industry prospects, future results of operations or financial position, and statements of our intent, belief and current expectations about our strategic direction, prospective and future financial results and condition. In some cases, you can identify forward looking statements by the use of terminology such as "may," "will," "expects," "plans," "anticipates," "estimates," "potential," "believes," "can impact," "continue," or the negative thereof or other comparable terminology. Forward looking statements involve risks and uncertainties that are inherently difficult to predict, which could cause actual outcomes and results to differ materially from our expectations, forecasts and assumptions. Many of these risks and uncertainties are beyond the Company's control. Reference is made to the discussion of risk factors detailed in the Company's filings with the Securities and Exchange Commission including its reports on Form 10-K and 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

For inquiries, please contact:

PondelWilkinson Inc.
Todd Kehrli or Jim Byers
tkehrli@pondel.com

jbyers@pondel.com

TRIO-TECH INTERNATIONAL AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) / INCOME

(IN THOUSANDS, EXCEPT EARNINGS PER SHARE)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2026	2025	2026	2025
Revenue
Semiconductor Back-end Solutions	$12,130	$6,569	$49,018	$24,682
Industrial Electronics	2,792	4,091	13,554	11,756
Others	9	11	33	35
	14,931	10,671	62,605	36,473

Cost of Sales	12,152	8,043	52,188	27,329

Gross Margin	2,779	2,628	10,417	9,144

Operating Expense:
General and administrative	2,733	1,894	9,377	7,890
Selling	214	176	847	718
Research and development	98	92	397	384
Gain on disposal of property, plant and equipment	-	(1)	-	(102)
Total operating expense	3,045	2,161	10,621	8,890

(Loss) / Income from Operations	(266)	467	(204)	254

Other Income / (Expense)
Interest expense	(24)	(9)	(65)	(45)
Other income / (expense), net	31	(358)	641	(181)
Government grant	2	52	17	145
Total other income / (expense)	9	(315)	593	(81)

(Loss) / Income from Continuing Operations before Income Taxes	(257)	152	389	173

Income Tax Benefits / (Expense)	59	28	(228)	(168)

(Loss) / Income from Continuing Operations before Non-controlling Interest, Net of Taxes	(198)	180	161	5

Discontinued Operations
(Loss) / Income from discontinued operations, net of tax	(2)	(10)	58	(5)
Net (Loss) / Income	(200)	170	219	-

Less: Net (loss) / income attributable to non-controlling interest	(1)	(13)	253	41
Net (Loss) / Income Attributable to Common Shareholders	$(199)	$183	$(34)	$(41)

Amounts Attributable to Common Shareholders:
(Loss) / Income from continuing operations, net of tax	(197)	191	(65)	(36)
(Loss) / Income from discontinued operations, net of tax	(2)	(8)	31	(5)
Net (Loss) / Income Attributable to Common Shareholders	$(199)	$183	$(34)	$(41)

Basic (Loss) / Earnings per Share:
Basic (loss) / earnings per share from continuing operations	$(0.02)	$0.02	$(0.00)	$(0.00)
Basic (loss) / earnings from discontinued operations	-	-	-	-
Basic (Loss) / Earnings per Share from Net (Loss) / Income	$(0.02)	$0.02	$(0.00)	$(0.00)

Diluted (Loss) / Earnings per Share:
Diluted (loss) / earnings per share from continuing operations	$(0.02)	$0.02	$(0.00)	$(0.00)
Diluted (loss) / earnings per share from discontinued operations	-	-	-	-
Diluted (Loss) / Earnings per Share from Net (Loss) / Income	$(0.02)	$0.02	$(0.00)	$(0.00)

Weighted Average Number of Common Shares Outstanding
Basic	9,878	8,626	9,009	8,542
Dilutive effect of stock options	-	66	-	-
Number of Shares Used to Compute Earnings Per Share Diluted	9,878	8,692	9,009	8,542

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2026	2025	2026	2025
Comprehensive (Loss) / Income Attributable to Common Shareholders:

Net (loss) / Income	$(200)	$170	$219	$-
Foreign currency translation, net of tax	75	1,058	449	1,800
Comprehensive (Loss) / Income	(125)	1,228	668	1,800
Less: comprehensive (loss) / income attributable to non-controlling interest	(2)	(184)	292	(21)
Comprehensive (Loss) / Income Attributable to Common Shareholders	$(123)	$1,412	$376	$1,821

TRIO-TECH INTERNATIONAL AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS, EXCEPT NUMBER OF SHARES)

	June 30,	June 30,
	2026	2025
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$21,428	$10,890
Short-term deposits	4,294	5,817
Short-term investment	368	-
Trade accounts receivable, less allowance for expected credit losses of $194 and $35, respectively	13,546	10,804
Other receivables	1,056	608
Inventories, less provision for obsolete inventories of $821 and $851, respectively	3,406	2,262
Prepaid expense and other current assets	395	384
Restricted term deposits	819	816
Total current assets	45,312	31,581
NON-CURRENT ASSETS:
Deferred tax assets	281	91
Investment properties, net	293	345
Property, plant and equipment, net	6,598	6,021
Operating lease right-of-use assets	5,481	864
Other assets	774	231
Restricted term deposits	1,948	1,935
Total non-current assets	15,375	9,487
TOTAL ASSETS	$60,687	$41,068

LIABILITIES
CURRENT LIABILITIES:
Lines of credit	$-	$141
Accounts payable	7,577	1,896
Accrued expense	2,812	3,036
Contract liabilities	200	250
Income taxes payable	213	122
Current portion of bank loans payable	246	256
Current portion of finance leases	-	43
Current portion of operating leases	2,109	540
Total current liabilities	13,157	6,284
NON-CURRENT LIABILITIES:
Bank loans payable, net of current portion	199	428
Operating leases, net of current portion	3,356	324
Deferred tax liabilities	22	10
Other non-current liabilities	938	31
Total non-current liabilities	4,515	793
TOTAL LIABILITIES	$17,672	$7,077

EQUITY
TRIO-TECH INTERNATIONAL’S SHAREHOLDERS’ EQUITY:
Common stock, no par value, 15,000,000 shares authorized; 10,371,192 and 8,625,610 shares issued outstanding as of June 30, 2026 and 2025, respectively	$24,878	$13,490
Paid-in capital	6,548	5,979
Treasury stock, at cost	(12)	-
Accumulated retained earnings	10,832	12,037
Accumulated other comprehensive income-translation adjustments	2,632	2,522
Total Trio-Tech International shareholders’ equity	44,878	34,028
Non-controlling interest	(1,863)	(37)
TOTAL EQUITY	$43,015	$33,991
TOTAL LIABILITIES AND EQUITY	$60,687	$41,068